Exhibit 99.1

News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA REPORTS IMPROVED THIRD QUARTER 2008 RESULTS

— Atlanta AG Sale Proceeds Used to Reduce Debt —

— Stronger Performance in Bananas Offsets Lower Salad Results —

CINCINNATI – Oct. 30, 2008 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the third quarter 2008. For continuing operations, the company reported net sales of $840 million, up 7 percent year-over-year, and a net loss of $6 million, or $(0.13) per diluted share, compared to a net loss of $26 million, or $(0.61) per diluted share, in the year-ago period. The 2008 quarter included a gain of $10 million, or $0.22 per diluted share, from repurchases of senior notes, and the 2007 quarter included a charge of $4 million, or $(0.09) per share, related to the exit of owned operations in Chile. All financial results in this press release are for continuing operations only, unless otherwise stated.

“Our operating results improved over last year,” said Fernando Aguirre, chairman and chief executive officer. “Our pricing discipline and focus on profitability has improved the year-on-year performance of our banana segment for the fifth consecutive quarter, which more than offset lower results in our salad operations. We are making progress on all the elements of our profit improvement plans for salads, including permanent contract pricing and fuel related surcharges, to deliver better margins over time. Looking ahead, we continue to expect to achieve significantly better operating results for the full year versus 2007.”

Mr. Aguirre added, “As we committed to investors, we used most of the proceeds from the sale of Atlanta AG to reduce debt. We repurchased senior notes at prices that reflect an attractive long-term value for shareholders. Our improved operating performance, strong capital structure and liquidity enable us to remain focused on executing our profitable growth strategy, despite turmoil in global financial markets. While others are restructuring their operations and addressing balance sheet concerns, we have already delivered in these areas and our year-to-date results demonstrate that we are a compelling long-term investment opportunity.”

2008 THIRD QUARTER SUMMARY

($ millions)	Q3 2008	Q3 2007	YTD 2008	YTD 2007
Net sales	$840.0	$785.2	$2,770.1	$2,624.4
Operating income (loss)	$(4.9)	$(7.3)	$124.3	$41.4
Gain on repurchase of senior notes[1]	$9.6	—	$9.6	—
Other income	—	—	$8.6	—
Net income (loss) from continuing operations	$(5.9)	$(25.9)	$85.9	$(23.2)
Net income (loss) from discontinued operations	$0.3	$(2.3)	$2.3	$0.2
Net income (loss)	$(5.6)	$(28.2)	$88.2	$(23.0)
Total debt			$804.7	$804.0
Cash			$170.1	$119.2

[1]

Third quarter 2008 includes net gain of approximately $10 million, or $0.22 per diluted share, related to open market repurchases of $66 million principal amount of senior notes using $55 million of cash. The senior note repurchase program was completed in October 2008, through the use of an additional $20 million in cash to repurchase $25 million principal amount of senior notes, for an additional net gain of $4 million.

•	Net sales: Quarterly sales rose primarily due to higher banana pricing in North America and favorable average euro exchange rates, partly offset by lower banana volumes in core European markets.

•

Operating income: Quarterly operating losses decreased year-over-year due to higher banana pricing in North America, favorable average euro exchange rates and savings from the company’s business restructuring, offset by continued weakness in salad operations. For third quarter net sales and operating income information by segment, see Exhibit A.

•

Total debt: Adjusted for completion of the senior note repurchase program in October, the company’s total debt would have been $780 million at September 30, 2008, and its debt-to-capital ratio would have been 44 percent versus a long-term target of 40 percent. See the detailed debt schedule in Exhibit F and the senior note repurchases discussion below.

ATLANTA AG SALE COMPLETION

As previously announced, the company completed the sale of its wholly owned German subsidiary Atlanta AG to UNIVEG Fruit and Vegetables BV in August 2008 for net proceeds of $94 million, resulting in a net gain on sale of approximately $1 million.

SENIOR NOTE REPURCHASES

As it had committed, the company used most of the proceeds of the Atlanta AG sale to reduce debt. During September and October 2008, the company used approximately $75 million of cash to repurchase a total of $91 million principal amount of its 7 1/2% senior notes due 2014 and 8 7/8% senior notes due 2015 in the open market, as shown below. The repurchases resulted in net gains of approximately $10 million in the third quarter and $4 million in the fourth quarter.

($ millions)	Q3 2008	Q4 2008	Totals
Principal amount of notes repurchased:
7 1/2% Senior Notes	$42.1	$12.6	$54.7
8 7/8% Senior Notes	24.2	12.4	36.6

	$66.3	$25.0	$91.3

Cash used for repurchases	$55.1	$19.9	$75.0

Net gain[1]	$9.6	$4.5	$14.1

[1]	The gain on the repurchases of senior notes is presented net of transaction costs and the write-off of deferred financing fees.

	June 30, 2008	Adjusted Sept 30, 2008 [1]
Total Debt	$873.7	$779.7

[1]	Adjusted figures reflect the repurchase of $25 million in senior notes during October 2008, as detailed in Exhibit F.

On an adjusted basis reflecting the completion of the senior note repurchase program in October 2008, the company had $150 million in cash and cash equivalents at the end of the third quarter 2008, a bank revolving credit facility with approximately $129 million in available borrowing capacity, and debt maturities of no more than $20 million per year until 2014. In addition, annualized interest expense will be reduced by approximately $8 million as a result of the repurchases.

EUROPEAN HEADQUARTERS RELOCATION

In late October 2008, the company committed to the relocation of its European headquarters from Belgium to Switzerland, which is expected to be completed in 2009. The company expects to incur one-time costs related to this relocation in the range of $15-25 million, of which approximately $5-9 million will be recognized in the fourth quarter of 2008 and most of the remainder will be recognized in the first half of 2009. This relocation is expected to optimize the company’s long-term tax structure.

OUTLOOK

The company continues to expect to generate significant improvement in sales and operating income from continuing operations for the full-year 2008, compared to the full-year 2007. This is primarily due to increases in pricing and the benefits of the company’s 2007 restructuring, which have more than offset increases in industry and other product supply costs. The company has reduced its guidance for industry costs by $15-20 million as a result of fuel price reductions. It also has increased the outlook for other product supply costs for full-year 2008 to recognize approximately $20 million of higher costs realized in the third quarter and $20 million expected to be incurred in the fourth quarter. The increase in other product supply costs reflects higher transportation and network inefficiencies, as well as lower farm productivity due to weather. The following chart summarizes management’s estimates, based on current trends and market prices, of the impact of certain items on the company’s results for 2008.

($ millions)	Q1 2008 Actual	Q2 2008 Actual	Q3 2008 Actual	Q4 2008 Estimate	Full-Year 2008 Estimate
Higher Costs:
Higher Industry Costs [1]	$50	$42	$53	$35-45	$180-190
Other Higher Product Supply Costs [2]	$29	$33	$30	$23-33	$115-125

Sub total	$79	$75	$83	$58-78	$295-315

Price Increases, Cost Reductions and Other Benefits:
Pricing and Exchange Gains[3]	$92	$104	$74	+	+
Gross Cost Savings	$10	$11	$8	$6-11	$35-40
2007 Business Restructuring Savings	$18	$19	$17	$11-14	$65-68
Incremental Fuel Hedging Gains [4]	$7	$8	$9	$(9)	$15

Sub total	$127	$142	$108	+	+

Net Benefit	$48	$67	$25		+

Capital Expenditures	$12	$9	$11	$18-23	$50-55
Depreciation & Amortization	$19	$19	$17	$15-18	$70-73
Gross Interest Expense [5]	$17	$17	$17	$16-19	$67-70
Net Interest Expense [5]	$16	$15	$15	$12-15	$58-61
Euro Hedging Costs (Gains)[6]	$5	$6	$2	$(10)	$3

[1]	Represents year-over-year increases for items such as purchased fruit, raw products, fertilizers, bunker fuel, ship charters, paper and resins.
[2]	Represents year-over-year increases for items such as labor and materials in banana production and salad manufacturing, discharging and other logistic costs.
[3]	Pricing variance includes year-over-year improvement in bananas and salads pricing, as well as euro exchange benefits.
[4]

Includes year-over-year variance in the company’s fuel hedging program based on the 2008 fuel swap portfolio and market forward rates as of October 27, 2008. For the fourth quarter, a hedging loss of $(2) million is expected in 2008 compared to a hedging gain of $7 million in 2007.

[5]	Excludes $9 million for the write-off of deferred financing fees related to the refinancing of the company’s credit facility in the first quarter.
[6]	Based on market forward rates as of October 27, 2008 in relation to the company’s 2008 hedging portfolio, which includes euro put options at average strike rates of $1.40.

CONFERENCE CALL

A conference call to discuss third quarter 2008 results will begin at 4:30 p.m. EDT today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-888-224-1164 in the United States and +913-312-0974 from international locations. A webcast and audio replay of the call will be available at www.chiquita.com until November 13, 2008. To access the phone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 2041881. A transcript of the call will be posted as soon as possible after October 30, and will be available from the company’s web site for 12 months.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

With annual revenues of approximately $4 billion from continuing operations, Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company’s products and services are designed to win the hearts and smiles of the world’s consumers by helping them enjoy healthy fresh foods. The company markets its products under the Chiquita® and Fresh Express® premium brands and other related trademarks. Chiquita employs approximately 23,000 people operating in more than 70 countries worldwide. For more information, please visit our web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, food safety, currency exchange rate fluctuations, government regulations, industry and competitive conditions, labor relations, taxes, political instability and terrorism; changes in the competitive environment following the 2006 conversion to a tariff-only banana import regime in the European Union; unusual weather conditions and crop risks; access to and cost of financing; the company’s ability to achieve the cost savings and other benefits anticipated from its 2007 restructuring; any negative operating or other impacts from the relocation of the company’s European headquarters to Switzerland; product recalls and other events affecting the industry and consumer confidence in company products; and the outcome of pending claims and governmental investigations involving the company, and the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Exhibit A:

THIRD QUARTER DETAILED SEGMENT INFORMATION

(All comparisons below are to the third quarter 2007, unless otherwise specified.)

The company reports the following three business segments:

•	Bananas: This segment includes the sourcing (purchase and production), transportation, marketing and distribution of bananas.

•

Salads and Healthy Snacks: This segment includes value-added salads, as well as fresh vegetable and fruit ingredients used in foodservice, processed fruit ingredient products and healthy snacking operations, including the company’s fresh fruit smoothie product, Just Fruit in a Bottle, sold in Europe.

•	Other Produce: This segment includes the sourcing, marketing and distribution of whole fresh fruits and vegetables other than bananas.

The company does not allocate certain corporate expenses to the reportable segments. These expenses are included in “Corporate.”

Bananas

Net sales for the segment increased 13 percent to $474 million. Segment operating income was $22 million, compared to $4 million in the year-ago period.

Banana segment operating results improved due to:

•	$46 million from improved pricing in North America.

•	$10 million benefit from higher average euro exchange rates (outlined in Exhibit E).

•	$9 million of higher fuel hedging gains, which partly offset higher industry costs (below).

•	$4 million from improved pricing in Trading markets.

•	$3 million from lower brand support and innovation costs.

•	$3 million from improved pricing in Asia and the Middle East as well as favorable Yen exchange rates.

These improvements were partially offset during the quarter by:

•	$44 million of industry cost increases for purchased fruit, fertilizers, bunker fuel and ship charters.

•	$12 million of higher production costs from owned banana production, discharging and inland transportation, net of $4 million from cost-savings programs other than the 2007 restructuring.

•	$3 million of higher costs related to Hurricanes Ike and Gustav, as well as Tropical Storm Kyle.

Salads and Healthy Snacks

Net sales increased 2 percent to $325 million. Operating loss was $8 million, compared to operating income of $7 million in the year-ago period. Included in the operating income (loss) for both quarters is an investment of $6 million in the successful expansion of Just Fruit in a Bottle in Europe.

Salads and Healthy Snacks segment operating results were adversely affected by:

•

$10 million of increased production and transportation costs primarily related to temporary network inefficiencies during the consolidation of processing and distribution centers, net of $4 million of cost savings in North American salad operations.

•	$9 million of higher industry costs due to increases primarily in fuel, as well as raw product costs in North American salad operations.

•	$5 million of higher costs driven by product mix, including the expansion of single-serve Gourmet Café salads and growth in more value-added healthy snacking products.

•	$3 million of lower volume in retail salads and foodservice, due principally to the termination of contracts that were not sufficiently profitable in a rising cost environment.

These adverse items were partially offset during the quarter by:

•	$14 million due to higher pricing including fuel surcharges in retail salads and foodservice, net of a $3 million cumulative accounting adjustment for the amortization of prepaid customer incentives.

Other Produce

Net sales decreased 14 percent to $42 million due primarily to the exit of owned operations in Chile. The quarterly operating income was breakeven, compared to a loss of $5 million in the year-ago period. The year-ago period includes a charge of $4 million related to the exit of owned operations in Chile.

Corporate

Corporate expenses increased $5 million primarily due to higher incentive compensation accruals, as a result of expected full-year performance, and legal fees.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited—in millions, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$840.0	$785.2	$2,770.1	$2,624.4

Operating expenses:
Cost of sales	734.9	676.2	2,323.2	2,245.1
Selling, general and administrative	94.4	96.1	274.6	281.0
Depreciation	14.1	18.3	47.6	55.3
Amortization	2.4	2.5	7.4	7.4
Equity in earnings of investees	(0.9)	(0.6)	(7.0)	(5.8)

	844.9	792.5	2,645.8	2,583.0

Operating income (loss)	(4.9)	(7.3)	124.3	41.4

Interest income	2.2	3.2	5.3	8.2
Interest expense	(17.0)	(20.3)	(60.4)	(67.0)
Other income[1]	9.6	—	18.2	—

Income (loss) from continuing operations before taxes	(10.1)	(24.4)	87.4	(17.4)
Income tax benefit (expense) [2]	4.2	(1.5)	(1.5)	(5.8)

Net Income (loss) from continuing operations	(5.9)	(25.9)	85.9	(23.2)
Net Income (loss) from discontinued operations[3]	0.3	(2.3)	2.3	0.2

Net income (loss)	$(5.6)	$(28.2)	$88.2	$(23.0)

Basic earnings per share:
Continuing operations	$(0.13)	$(0.61)	$1.97	$(0.55)
Discontinued operations	0.00	(0.05)	0.06	0.01

	$(0.13)	$(0.66)	$2.03	$(0.54)

Diluted earnings per share: [4]
Continuing operations	$(0.13)	$(0.61)	$1.93	$(0.55)
Discontinued operations	0.00	(0.05)	0.05	0.01

	$(0.13)	$(0.66)	$1.98	$(0.54)

Shares used to calculate basic earnings per share	44.2	42.5	43.5	42.4
Shares used to calculate diluted earnings per share [4]	44.2	42.5	44.5	42.4

[1]

Includes, for the third quarter, a $10 million net gain from repurchases of senior notes and, for the nine-month period, an additional $8 million for the favorable resolution of a claim related to a non-income tax refund. An offsetting $3 million of related tax expense for the claim resolution is included in “Income tax benefit (expense)” for the nine-month period.

[2]

Includes benefits of $4 million and $9 million for the quarter and nine months ended September 30, 2008, and $1 million and $5 million for the quarter and nine months ended September 30, 2007, primarily due to the resolution of tax contingencies in various jurisdictions.

[3]	Includes the operating results of Atlanta AG and related operations, as well as the $1 million third quarter gain on the sale of Atlanta.
[4]

Includes any dilutive effect of outstanding warrants and stock options based on the treasury stock method, and the dilutive effect of restricted stock awards. For the quarter and nine months ended September 30, 2008, the 4.25% convertible senior notes due 2016 did not have a dilutive effect because the average trading price of the common shares was below the initial conversion price of $22.45 per share.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS—THIRD QUARTER

(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended September 30,		Percent Change Favorable (Unfavorable) vs. 2007
	2008	2007
Net sales by segment
Bananas	$473.5	$417.5	13.4%
Salads and Healthy Snacks	324.7	319.2	1.7%
Other Produce	41.8	48.5	(13.8)%

Total net sales	$840.0	$785.2	7.0%

Segment operating income (loss)
Bananas	$21.6	$4.2	414.3%
Salads and Healthy Snacks	(8.4)	6.7	N/A
Other Produce	0.2	(4.9)	N/A
Corporate	(18.3)	(13.3)	(37.6)%

Total operating income	$(4.9)	$(7.3)	32.9%

Operating margin by segment
Bananas	4.6%	1.0%	3.6pts
Salads and Healthy Snacks	(2.6)%	2.1%	(4.7)pts
Other Produce	0.5%	(10.1)%	10.6pts

SG&A as a percent of sales	11.2%	12.2%	1.0pts

Company banana sales volume (40 lb. boxes)
North America[1]	15.3	15.2	0.7%
European Core Markets[2]	11.6	12.4	(6.5)%
Asia and the Middle East [3]	5.7	5.0	14.0%
Trading Markets[4]	1.5	1.7	(11.8)%

Total	34.1	34.3	(0.6)%

Fresh Express retail value-added salad sales volume (12-count cases)	16.0	16.4	(2.4)%

Euro average exchange rate, spot (dollars per euro)	$1.51	$1.36	11.0%

Euro average exchange rate, hedged (dollars per euro)	$1.49	$1.33	12.0%

[1]	Total volume sold includes all banana varieties, such as Chiquita-to-Go, Chiquita minis, organic bananas and plantains.
[2]	The company’s European Core Markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
[3]	The company primarily operates through joint ventures in this region, where sales are invoiced mostly in U.S. dollars.
[4]	The company’s Trading markets are mainly European and Mediterranean countries that do not belong to the European Union.

Exhibit C (continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS—NINE MONTHS

(Unaudited—in millions, except for percentages and exchange rates)

	Nine Months Ended September 30,		Percent Change Favorable (Unfavorable) vs. 2007
	2008	2007
Net sales by segment
Bananas	$1,564.3	$1,377.9	13.5%
Salads and Healthy Snacks	1,009.9	950.6	6.2%
Other Produce	195.9	295.9	(33.8)%

Total net sales	$2,770.1	$2,624.4	5.6%

Segment operating income (loss)
Bananas	$171.3	$79.9	114.4%
Salads and Healthy Snacks	(10.7)	14.8	N/A
Other Produce	8.2	(5.2)	N/A
Corporate	(44.5)	(48.1)	7.5%

Total operating income	$124.3	$41.4	200.2%

Operating margin by segment
Bananas	11.0%	5.8%	5.2pts
Salads and Healthy Snacks	(1.1)%	1.6%	(2.7)pts
Other Produce	4.2%	(1.8)%	6.0pts

SG&A as a percent of sales	9.9%	10.7%	0.8pts

Company banana sales volume (40 lb. boxes)
North America[1]	46.6	46.6	0.0%
European Core Markets[2]	36.8	40.8	(9.8)%
Asia and the Middle East [3]	16.6	14.3	16.1%
Trading Markets[4]	4.1	6.5	(36.9)%

Total	104.1	108.2	(3.8)%

Fresh Express retail value-added salad sales volume (12-count cases)	51.1	50.0	2.2%

Euro average exchange rate, spot (dollars per euro)	$1.52	$1.34	13.4%

Euro average exchange rate, hedged (dollars per euro)	$1.49	$1.30	14.6%

[1]	Total volume sold includes all banana varieties, such as Chiquita-to-Go, Chiquita minis, organic bananas and plantains.
[2]	The company’s European Core Markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
[3]	The company primarily operates through joint ventures in this region, where sales are invoiced mostly in U.S. dollars.
[4]	The company’s Trading markets are mainly European and Mediterranean countries that do not belong to the European Union.

Exhibit D:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE—FAVORABLE (UNFAVORABLE)

2008 vs. 2007

(Unaudited)

	Pricing		Volume
Region	Q3	YTD	Q3	YTD
North America[1]	33%	29%	1%	0%

European Core Markets[2]
U.S. Dollar basis[3]	11%	21%	(6)%	(10)%
Local Currency	0%	6%

Asia and the Middle East[4]
U.S. Dollar basis	11%	13%	14%	16%

Trading Markets
U.S. Dollar basis	22%	28%	(12)%	(37)%

[1]	Pricing includes fuel-related and other surcharges. Total volume sold includes all banana varieties, such as Chiquita-to-Go, Chiquita minis, organic bananas and plantains.
[2]	The company’s European Core Markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
[3]	Prices on a U.S. dollar basis do not include the impact of hedging.
[4]	The company primarily operates through joint ventures in this region, where sales are invoiced mostly in U.S. dollars.

FRESH EXPRESS RETAIL VALUE-ADDED SALADS

NET REVENUE PER CASE AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE—FAVORABLE (UNFAVORABLE)

2008 vs. 2007

(Unaudited)

	Net Revenue Per Case		Volume
Region	Q3	YTD	Q3	YTD
North America[1]	5%	5%	(2)%	2%

[1]	Net revenue per case includes fuel-related surcharges.

Exhibit E:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE—FAVORABLE (UNFAVORABLE)

2008 vs. 2007

(Unaudited—in millions)

Currency Impact (Euro/Dollar)	Q3	YTD
Revenue	$22	$101
Local Costs	(8)	(32)
Hedging[1]	1	3
Balance sheet translation[2]	(5)	(4)

Net European currency impact	$10	$68

[1]	Hedging costs in the third quarter 2008 were $2 million compared to $3 million in the third quarter 2007. Hedging costs for YTD 2008 were $13 million compared to $16 million for YTD 2007.
[2]	Balance sheet translation was $(3) million for the third quarter 2008 and $(2) million YTD 2008. Balance sheet translation was $2 million for the third quarter and YTD 2007.

Exhibit F:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE—THIRD QUARTER 2008

(Unaudited—in millions)

	June 30, 2008	Additions	Payments, Other Reductions	Sept. 30, 2008	Adjusted Sept. 30, 2008 [1]
Parent Company
7 1/2% Senior Notes [1]	$250.0	$—	$(42.1)	$207.9	$195.3
8 7/8% Senior Notes [1]	225.0	—	(24.2)	200.8	188.4
4.25% Convertible Senior Notes	200.0	—	—	200.0	200.0

Subsidiaries
Term Loans	197.5	—	(2.5)	195.0	195.0
Revolving Credit Facilities	—	—	—	—	—
Other	1.2	—	(0.2)	1.0	1.0

Total Debt [3]	$873.7	$—	$(69.0)	$804.7	$779.7

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE—YEAR-TO-DATE 2008

(Unaudited—in millions)

	Dec. 31, 2007	Additions	Payments, Other Reductions	Sept. 30, 2008	Adjusted Sept. 30, 2008[1]
Parent Company
7 1/2% Senior Notes [1]	$250.0	$—	$(42.1)	$207.9	$195.3
8 7/8% Senior Notes [1]	225.0	—	(24.2)	200.8	188.4
4.25% Convertible Senior Notes [2]	—	200.0	—	200.0	200.0

Subsidiaries
Term Loans [2]	325.7	200.0	(330.7)	195.0	195.0
Revolving Credit Facilities [2]	—	57.0	(57.0)	—	—
Other	2.5	—	(1.5)	1.0	1.0

Total Debt [3]	$803.2	$457.0	$(455.5)	$804.7	$779.7

Debt-to-capital ratio	47%			45%	44%

[1]

During September 2008, the company repurchased $66 million, and in October 2008 another $25 million, principal amount of its senior notes at a discount, by applying $75 million of proceeds from the sale of Atlanta AG.

[2]

The company’s debt structure has significantly improved through the issuance of $200 million of convertible notes and refinancing of its credit facility, comprised of a new $150 million revolving credit facility and a $200 million term loan, during the first quarter 2008.

[3]	Excludes discontinued operations.